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                                                     Exhibit 4(b)

                  AMENDMENT TO RIGHTS AGREEMENT

         THIS AMENDMENT ("Amendment") to Rights Agreement dated as of May 9, 1990 between H & R Block, Inc. a Missouri corporation (the "Company"), and Boatmen's Trust Company
(formerly Centerre Trust Company of St. Louis) (the "Rights
Agent").

                             PREMISES

         A. The Company and the Rights Agent have previously executed and delivered a Rights Agreement dated July 14, 1988
(the "Rights Agreement").

         B. The Company now wishes to amend certain provisions of the Rights Agreement as provided herein.

                            AGREEMENTS

         In consideration of the premises and the mutual agreements set forth in the Rights Agreement and this Amendment, the Company and the Rights Agent hereby agree as follows:

         1. Section 1(a) of the Rights Agreement is hereby amended by deleting the percentage "20%" each time such percentage is used in such Section and substituting in place thereof the percentage "10%".

         2. Section 3(a) of the Rights Agreement is hereby amended by deleting the words "tenth day" on the third line of such Section and substituting in place thereof the words "tenth
Business Day".

         3. Section 23(a) of the Rights Agreement is hereby amended by adding the following sentence at the end of such
Section:

         "The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the "current market price", as defined in Section 11(f) hereof, of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors."

         4. The Rights Agreement is hereby amended by renumbering Sections 24 through 32 as Sections 25 through 33 and by adding the following new Section 24:

         "Section 24. EXCHANGE. (a) The Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e) hereof) for Common
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    Stock at an exchange ratio of one share of Common Stock
    per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Common Stock for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Stock then outstanding.

         (b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to paragraph (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Common Stock equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; PROVIDED, HOWEVER, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Stock for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 7(e) hereof) held by each holder of Rights.

         (c) In any exchange pursuant to this Section 24, the Company, at its option, may substitute common stock equivalents (as such term is defined in Section 11(c) hereof) for some or all of the Common Stock exchangeable for Rights.

         (d) In the event that there shall not be sufficient Common Stock or common stock equivalents available to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such action as may be necessary to authorize additional Common Stock or common stock equivalents for issuance upon exchange of the Rights.
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         (e) The Company shall not be required to issue
    fractions of shares of Common Stock or to distribute certificates which evidence fractional shares of Common Stock. In lieu of such fractional shares of Common Stock, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional shares of Common Stock would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole share of Common Stock. For the purposes of this paragraph (e), the current market value of a whole share of Common Stock shall be the closing price of a share of Common Stock (as determined pursuant to the second sentence of Section 11(f)(i) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 24."

         5. Section 29 of the Rights Agreement (Section 30 giving effect to the amendment set forth in Section 4 hereof) is hereby amended by adding the following sentence at the end of such Section:

         "Without limiting the foregoing, if any provision requiring that a determination be made by less than the entire Board of Directors (or at a time or with the concurrence of a group of directors consisting of less than the entire Board of Directors) is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, such determination shall then be made by the Board of Directors in accordance with applicable law and the Company's Articles of Incorporation and Bylaws."

         6. The Rights Agreement is hereby amended by substituting the new Exhibit B attached hereto as Exhibit 1 in place of the Exhibit B attached to the original Rights Agreement.

         7. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

         8.  If any provision of this Amendment is held by a
court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the provisions of this Amendment and the Rights Agreement shall remain in full force and effect and shall not be affected, impaired or invalidated thereby, and the provisions of the Rights Agreement amended by the provisions of this Amendment which were so held to be
invalid, void or unenforceable shall, without further deed or action, be reinstated as part of the Rights Agreement and shall be in full force and effect as if such invalidated, voided or unenforceable provisions had never been effected by this Amendment.
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         9.  Except as expressly set forth in this Amendment, the
Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby. This Amendment shall be effective immediately as of the date and year first above written.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the date and year first above written.

                                   H & R BLOCK, INC.


                                   By    /s/ Donald W. Ayers
                                      --------------------------
                                      Donald W. Ayers

Attest:

By  /s/ William T. Ross
   ---------------------
   William T. Ross
   Secretary

                                   BOATMEN'S TRUST COMPANY

                                   By   /s/ H. E. Bradford
                                      --------------------------
                                      H. E. Bradford

Attest:

By  /s/
   ----------------------
   Assistant Secretary